Exhibit 99.1

Brad Schwartz Joins First Bank

as Executive Vice President, Chief Financial Officer

Strasburg, Virginia, March 10, 2025 (GLOBE NEWSWIRE) – First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”) is pleased to announce Brad E. Schwartz will join First National Corporation and First Bank as Executive Vice President and Chief Financial Officer (“CFO”) effective March 31, 2025.

Brad brings over 40 years of experience in banking in Virginia and is retired President and COO of TowneBank and formerly CEO, CFO, and COO of Monarch Bank prior to its acquisition by TowneBank. He also served as CFO of two other Virginia community banks. At First National Corporation, he will join Dennis Dysart, EVP and COO, and Scott Harvard, President and CEO, as named executive officers (“NEO’s”). As CFO, he will be a member of the executive team providing strategic leadership while overseeing all aspects of financial planning, strategy, budgeting, investor relations, accounting operations, and regulatory filings.

“We are truly excited to have Brad Schwartz joining the First National team at such a critical time for our banking company. Our company has completed three acquisitions in the last ten years which has changed the trajectory of our company and demands strong, experienced leadership across the executive team. Brad’s leadership and M&A experience, financial acumen, and understanding of community banking make him a perfect fit for First Bank at this time in our 118-year history,” said Scott C. Harvard, CEO of First National Corporation and First Bank.

Brad holds a B.S. in Business Administration and Accounting from Longwood University, a Master of Business Administration from the University of Richmond and is a graduate of the Stonier Graduate School of Banking at Georgetown University. Brad is a current board member of the Community Bankers Bank and served on the Virginia Bankers Association Board. He is an Advanced Financial Management professor at the VBA University of Virginia School of Bank Management.

“I am looking forward to joining First National and contributing to the Company’s continued growth and success,” Brad stated. “My entire career has been focused on high-performance community banking and I am truly excited to be joining this team and board. I was attracted to their culture of customer and community service that has resulted in a track record of success.”

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and thirty-three bank branch office locations located through the Shenandoah Valley, the south-central regions of Virginia, the Roanoke Valley, the Richmond MSA, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc, which owns an interest in an entity that provides title insurance services.

CONTACTS

Scott C. Harvard
President and CEO
(540) 465-9121
sharvard@fbvirginia.com

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